As filed with the Securities and Exchange Commission on September 12, 2005

Registration No. 333- [              ]

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933
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CITIZENS COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation or organization)	20-0663325 (I.R.S. Employer Identification No.)

2174 EastRidge Center, Eau Claire, Wisconsin (Address of principal executive offices)	54701 (Zip Code)

CITIZENS COMMUNITY BANCORP
2004 RECOGNITION AND RETENTION PLAN

(Full title of the plan)

Martin L. Meyrowitz, P.C.
Beth A. Freedman, Esq.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, N.W.
Washington, D.C. 20007

(Name and address of agent for service)

(202) 295-4500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	59,618 shares	$12.75(2)	$760,129(2)	$96.31(2)
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(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares set forth above, an indeterminate number of shares which, by reason of certain events specified in the Plan, may become subject to the Plan.
(2)	Estimated in accordance with Rule 457(h), solely for the purpose of calculating the registration fee. The shares being registered hereby are being registered based upon the average of the high and low prices per share of the Common Stock on the Nasdaq Over-the-Counter Market of $12.75 per share on September 9, 2005.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Citizens Community Bancorp 2004 Recognition and Retention Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1
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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Certain Documents by Reference.

         The following documents previously or concurrently filed by Citizens Community Bancorp (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:

1.	the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 (File No. 000-50585), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed on December 29, 2004;

2.	the quarterly report on Form 10-QSB of the Company for the three months ended December 31, 2004, filed on February 14, 2005 and for the three and six months ended March 31, 2005, filed on May 16, 2005;

3.	the Company's proxy statement for its annual meeting of stockholders held on February 4, 2005 as filed with the SEC on December 23, 2004;

4.	the description of the common stock, par value $.01 per share, or the Registrant contained in the Registrant's Registration Statement on Form SB-2 (Registration No. 333-111588) filed with the Commission on December 29, 2003, and all amendments thereto or reports filed for the purpose of updating such description.

         This incorporation by reference of the Company's proxy statement for its annual meeting of stockholders shall not be deemed to specifically incorporate by reference the information relating to the audit committee report as permitted under Item 306 of Regulation S-K).

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

         The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to the Secretary, Citizens Community Bancorp, 2174 EastRidge Center, Eau Claire, Wisconsin, 54701.

         All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

         Not Applicable.

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Item 5. Interests of Named Experts and Counsel.

         Not Applicable.

Item 6. Indemnification of Directors and Officers.

Federal Regulations define areas for indemnity coverage by the Company as follows:

(a)	Any person against whom any action is brought or threatened because that person is or was a director or officer of the Company shall be indemnified by the Company, as the case may be, for:

	(i)	Any amount for which such person becomes liable under a judgment in such action; and

	(ii)	Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in defending or settling such action, or in enforcing his or her rights to indemnification if the person attains a favorable judgment in such enforcement action.

(b)	Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

	(i)	The Company shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

	(ii)	The Company shall make the indemnification provided by subparagraph (a) in case of (1) settlement of such action, (2) final judgment against such director or officer or (3) final judgment in favor of such director or officer other than on the merits, if a majority of the disinterested directors of the Company determines that such a director or officer was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose which he or she could reasonably have believed under the circumstances was in the best interest of the Company or its members.

(c)	As used in this Item 14:

	(i)	"action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

	(ii)	"final judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

	(iii)	"settlement" includes the entry of a judgment by consent or by confession or a plea of guilty or nolo contendere.

The Company has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Company while serving in their capacities as such.

Item 7. Exemption from Registration Claimed.

         Not applicable.

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Item 8. Exhibits.

         See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10 (a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Eau Claire, State of Wisconsin, on September 12, 2005.

CITIZENS COMMUNITY BANCORP

By:	/s/ James G. Cooley James G. Cooley, President and Chief Executive Officer (Duly Authorized Representative)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James G. Cooley his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ James G. Cooley James G. Cooley President, Chief Executive Officer and Director	Date: September 12, 2005

/s/ Richard McHugh Richard McHugh Chairman of the Board	Date: September 12, 2005

/s/ Thomas C. Kempen Thomas C. Kempen Director	Date: September 12, 2005

/s/ Brian R. Schilling Brian R. Schilling Director	Date: September 12, 2005

/s/ David B. Westrate David B. Westrate Director	Date: September 12, 2005

/s/ Donna E. Talmage Donna E. Talmage Director	Date: September 12, 2005

/s/ John D. Zettler John D. Zettler Chief Financial Officer (Principal Financial and Accounting Officer)	Date: September 12, 2005

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EXHIBIT INDEX

Exhibit Number	Document

5	Opinion of Silver, Freedman & Taff, L.L.P.

23	Consent of Wipfli, LLP

End.